UNIVERSITY OF UTAH RESEARCH FOUNDATION

and

NU SKIN INTERNATIONAL, INC.

AMENDED AND RESTATED PATENT LICENSE AGREEMENT

(EXCLUSIVE)

DIETARY SUPPLEMENT PREVENTATIVE HEALTHCARE LICENSE

UNIVERSITY OF UTAH RESEARCH FOUNDATION

and

NU SKIN INTERNATIONAL, INC.

AMENDED AND RESTATED PATENT LICENSE AGREEMENT

        This Agreement is made and entered into this 1st day of July 2006, (the “EFFECTIVE DATE”) by and between the UNIVERSITY OF UTAH RESEARCH FOUNDATION, having its principal office at 615 Arapeen Dr., Suite 310, Salt Lake City, UT 84108 (hereinafter referred to as “LICENSOR”), and NU SKIN INTERNATIONAL, INC., a Utah corporation, having its principal office at 75 West Center, Provo, Utah, 84601 (hereinafter referred to as “LICENSEE”).

WITNESSETH

        WHEREAS, LICENSOR is the owner of certain LICENSED TECHNOLOGY (as later defined herein) relating to University of Utah Case No. U-2612, entitled NONINVASIVE DETECTION AND MAPPING OF CHEMICAL SUBSTANCES IN THE SKIN AND SKIN-RELATED MALIGNANCIES by Werner Gellermann, Robert W. McClane , Nikita B. Katz and Paul S. Bernstein; and, University of Utah Case No. U-2970, entitled METHOD AND SYSTEM FOR RAMAN CHEMICAL IMAGING OF CAROTENOIDS AND RELATED COMPOUNDS IN LIVING HUMAN TISSUE by Werner Gellermann, Robert W. McClane, and Paul S. Bernstein; and, has the right to grant licenses under said LICENSED TECHNOLOGY;

        WHEREAS, LICENSOR desires to have the LICENSED TECHNOLOGY developed and commercialized to benefit the public and is willing to grant a license thereunder;

        WHEREAS, Nutriscan, Inc. and the UURF entered into a License Agreement, dated effective as of June 29, 2000, with respect to the Non-invasive Detection and Mapping of Chemical Substances in the Skin and Skin-Related Malignancies for use in the sale of dietary supplements (the “Dietary Supplement License”); and

        WHEREAS, Spectrotek L.C. and the UURF entered into a License Agreement, dated effective as of June 29, 2000, with respect to the Non-invasive Detection and Mapping of Chemical Substances in the Skin and Skin-Related Malignancies for use in medical diagnostics (the “Medical Use License”); and

        WHEREAS, Spectrotek L.C. and Caroderm, Inc. entered into an Assignment of License Agreement, dated November 11, 2001, wherein all rights, title and interest in the Agreement were assigned to Caroderm, Inc.; and

        WHEREAS, the UURF, Caroderm, Inc., and Nutriscan, Inc. entered into a Letter of Understanding, dated effective as of December 14, 2001 (the “Letter of Understanding”) wherein the Parties and Nutriscan, Inc. agreed to further define the fields of use in the Agreement; and

        WHEREAS, LICENSOR and the other original investors in Nutriscan, Inc. elected to sell all of their interest in Nutriscan, Inc. to Pharmanex/Nu Skin Enterprises, Inc. and entered into a Stock Purchase Agreement dated March 6, 2002; and

WHEREAS, Caroderm, Inc. has subsequently entered into an Agreement and Plan of Merger, effective as of March 3, 2006 wherein the Agreement along with all rights title and interest was assigned to Nu Skin or its AFFILIATE;

        WHEREAS, in connection with such merger, LICENSEE and LICENSOR desire to amend and restate in its entirety the Dietary Supplement License.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE 1 — DEFINITIONS

        For the purposes of this Agreement, the following words and phrases shall have the following meanings:

        1.1 “AFFILIATE” means any person or entity that controls, is controlled by, or is under common control with LICENSEE, directly or indirectly. For purposes of this definition, “control” and its various inflected forms means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through ownership of voting securities, by contract or otherwise.

        1.2 "PATENT RIGHTS" shall mean all of the following LICENSOR intellectual property: a. the United States patents listed in Appendix A; b.   the United States patent applications listed in Appendix A, and divisionals, continuations and claims of continuation-in-part applications which shall be directed to subject matter specifically described in such patent applications, and the resulting patents;

c.	any patents resulting from reissues or reexaminations of the United States patents described in a. and b. above;

d.	the Foreign patents listed in Appendix A;

e.

the Foreign patent applications listed in Appendix A, and divisionals, continuations and claims of continuation-in-part applications which shall be directed to subject matter specifically described in such Foreign patent applications, and the resulting patents;

f.

Foreign patent applications filed after the EFFECTIVE DATE, including those applications filed in at least the countries listed in Appendix A and divisionals, continuations and claims of continuation-in-part applications which shall be directed to subject matter specifically described in such patent applications, and the resulting patents; and

g.	any Foreign patents, resulting from equivalent Foreign procedures to United States reissues and reexaminations, of the Foreign patents described in d., e. and f. above.

        1.3 “LICENSED TECHNOLOGY” means and includes the PATENT RIGHTS and other technology and intellectual property, including inventions, whether patentable or unpatentable, technical data, software, apparatus, know-how and trade secrets relating to University of Utah Case Numbers U-2612 and U-2970 owned and known by LICENSOR upon the EFFECTIVE DATE.

        1.4 A “LICENSED PRODUCT” shall mean any product or part thereof which:

a.	is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the PATENT RIGHTS in the country in which any such product or part thereof is made, used or sold; or

b.

is manufactured by using a process or is employed to practice a process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the PATENT RIGHTS in the country in which any LICENSED PROCESS is used or in which such product or part thereof is used or sold; and

c.	is covered by or incorporates any LICENSED TECHNOLOGY.

        1.5 A “LICENSED PROCESS” shall mean any process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the PATENT RIGHTS or is covered by or incorporates any LICENSED TECHNOLOGY.

        1.6 “NET SALES” shall mean LICENSEE’S, its AFFILIATES’ (except as described below) and its SUBLICENSEES’ billings for LICENSED PRODUCTS and LICENSED PROCESSES less the sum of the following:

a.	discounts allowed in amounts customary in the trade for quantity purchases, cash payments, prompt payments, wholesalers and distributors; b. sales, tariff duties and/or use taxes directly imposed and with reference to particular sales; c. outbound transportation prepaid or allowed; and d. amounts allowed or credited on returns. e. commissions paid to independent sales representatives or agencies.

        No deductions shall be made for commissions paid to individuals regularly employed by LICENSEE, or for cost of collections. NET SALES shall occur:

(i)	with respect to NET SALES of LICENSED PRODUCTS and LICENSED PROCESSES in the United States, when a LICENSED PRODUCT or LICENSED PROCESS shall be invoiced by LICENSEE, or an AFFILIATE of LICENSEE, or a SUBLICENSEE, to a third party that is not an AFFILIATE, or if not invoiced, when delivered to or performed for a third party that is not an AFFILIATE (and no royalty shall be payable on intercompany billings to AFFILIATES);

    (ii)        with respect to NET SALES of LICENSED PRODUCTS outside of the United States through AFFILIATES, the date that is six months following the receipt of the LICENSED PRODUCT by an AFFILIATE and the royalty on such NET SALES shall be based on the published U.S. retail price rather than the transfer price invoiced to such AFFILIATES (and no royalty shall be payable on billings by the AFFILIATE for the LICENSED PRODUCTS);

(iii)	with respect to NET SALES of LICENSED PROCESSES outside of the United States, when such LICENSED PROCESS shall be invoiced by LICENSEE, a SUBLICENSEE, or an AFFILIATE of LICENSEE to a third party that is not an AFFILIATE;

(iv)	with respect to NET SALES of LICENSED PRODUCTS by LICENSEE or SUBLICENSEE to persons or entities outside of the UNITED STATES that are not AFFILIATES, the date the LICENSED PRODUCT shall be invoiced by LICENSEE to such third party, or if not invoiced, when delivered to such third party.

        In the event a LICENSED PRODUCT is rented, leased, licensed or sold on an installment basis, the royalties due hereunder shall be calculated and paid on the amount of each installment as it is invoiced and such transfer via rental agreement, lease, license, consignment or other similar method shall constitute a NET SALE hereunder and not as a “SUBLICENSE” as defined below.

        1.7 “OTHER REVENUE” shall mean LICENSEE’S gross revenues from the sale of services (e.g. fees for consulting, research and development, and training) in connection with:

a. the sublicensing of the LICENSED TECHNOLOGY; and/or

    b.        the use or sale, lease or other transfer of LICENSED PRODUCTS or LICENSED PROCESSES. 1.8 “TERRITORY” shall mean worldwide. 1.9 “FIELD OF USE” shall mean the use of the LICENSED TECHNOLOGY for the non-invasive measurement of carotenoids and similar or related compounds in human skin including related research; however, the above FIELD OF USE does not include the use of the technology for identifying, imaging, locating, and/or diagnosing skin lesions or skin malignancies in human patients. The above FIELD OF USE does not include veterinary applications; however, it is agreed that LICENSEE may use laboratory, in vitro, and in vivo animal model methods to research, develop and validate LICENSED PRODUCTS and LICENSED PROCESSES. For avoidance of doubt, human skin is defined as the continuous external membrane (integument) enveloping the body and consisting of the epidermis and dermis, hair, nails, sebaceous glands, sweat glands, and mammary glands; the skin does not include mucosal tissue such as the lining of the mouth.

ARTICLE 2 — GRANT

        2.1 LICENSOR hereby grants to LICENSEE the right and license in the TERRITORY for the FIELD OF USE to practice under the LICENSED TECHNOLOGY and, to the extent not prohibited by other patents, to make, have made, use, lease, license, sell and export LICENSED PRODUCTS and to practice the LICENSED PROCESSES, until the expiration of the last to expire of any of LICENSOR’S rights in the LICENSED TECHNOLOGY, unless this Agreement shall be sooner terminated according to the terms hereof.

        LICENSEE shall have the right to enter into sublicensing agreements for the rights, privileges and licenses granted hereunder only during the EXCLUSIVE PERIOD (defined below) of this Agreement. Upon any termination of this Agreement, SUBLICENSEES’ rights shall also terminate, subject to Section 14.6 hereof.

        2.2 In order to establish a period of exclusivity for LICENSEE, LICENSOR hereby agrees that it shall not grant any other license to make, have made, use, lease, sell and import LICENSED PRODUCTS or to utilize LICENSED PROCESSES, in the TERRITORY for the FIELD OF USE or the promotion and sale of nutritional supplements during the period of time commencing with the EFFECTIVE DATE and terminating upon the last to expire of the PATENT RIGHTS (hereinafter the “EXCLUSIVE PERIOD”).

        2.3 The University of Utah reserves the right to practice under the LICENSED TECHNOLOGY for noncommercial internal research purposes.

        2.4 LICENSEE agrees to incorporate terms and conditions substantively similar to Articles 2, 5, 8.1-6, 9, 10, 11, 12, 13, and 16 of this Agreement into its sublicense agreements, so that these Articles shall be binding upon such SUBLICENSEES as if they were parties to this Agreement.

        2.5 LICENSEE agrees to forward to LICENSOR a copy of any and all sublicense agreements promptly upon execution by the parties.

        2.6 LICENSEE shall not receive from SUBLICENSEES anything of value in lieu of cash payments or publicly traded securities in consideration for any sublicense under this Agreement, without the express prior written permission of LICENSOR, which prior written permission shall not be unreasonably withheld.

        2.7 Nothing in this Agreement shall be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise as to any technology or patent rights of LICENSOR or any other entity other than the LICENSED TECHNOLOGY, regardless of whether such rights shall be dominant or subordinate to any LICENSED TECHNOLOGY.

ARTICLE 3 — DILIGENCE

        3.1 LICENSEE shall use its commercially reasonable best efforts to bring one or more LICENSED PRODUCTS or LICENSED PROCESSES to market and to continue active, diligent marketing efforts for one or more LICENSED PRODUCTS or LICENSED PROCESSES throughout the life of this Agreement.

        3.2 LICENSEE shall spend at least Five Hundred Thousand Dollars ($500,000 USD) by December 31, 2009 toward the research and development of LICENSED PRODUCTS and LICENSED PROCESSES in the FIELD OF USE.

        3.2 LICENSEE’S failure to perform in accordance with either Paragraph 3.1 above shall be grounds for LICENSOR to terminate this Agreement pursuant to Paragraph 14.3 hereof. Notwithstanding the foregoing, if there is a major unanticipated research, development, marketing or regulatory problem, the parties will meet to renegotiate revised due diligence deadlines.

ARTICLE 4 — ROYALTIES

        4.1 For the rights, privileges and license granted hereunder, LICENSEE shall pay royalties to LICENSOR in the manner hereinafter provided to the end of the term of the PATENT RIGHTS or until this Agreement shall be otherwise terminated, which ever first occurs:

a.	License Issue Fee of Fifty Thousand Dollars ($50,000 USD) due and payable upon execution of this Agreement.

c.

License Maintenance Fees of Fifty Thousand Dollars ($50,000 USD) per year; provided, however, License Maintenance Fees may be credited to Running Royalties subsequently due on NET SALES or OTHER REVENUE for each said year, if any. License Maintenance Fees paid in excess of Running Royalties shall not be creditable to Running Royalties for future years.

d.

Running Royalties in an amount equal to Three and One Half Percent (3.5%) of NET SALES of the LICENSED PRODUCTS and LICENSED PROCESSES used, leased or sold by and/or for LICENSEE and/or its SUBLICENSEES. Should LICENSEE assign its right and obligations under this License Agreement to a party other than an AFFILIATE, the Running Royalty shall be Four and One Half Percent (4.5%) for NET SALES made by the Assignee and its SUBLICENSEES.

e.

LICENSOR hereby grants to LICENSEE the right to enter into sublicensing agreements with third parties (hereinafter referred to as “SUBLICENSEES”) to the extent of LICENSEE’S rights under the grant provided in Section 2.1 and provided that LICENSEE has current exclusive rights thereto in the TERRITORY being sublicensed pursuant to Section 3.3. LICENSEE may only enter into sublicensing agreements during the EXCLUSIVE PERIOD of this AGREEMENT. Upon any termination of this AGREEMENT, SUBLICENSEES’ rights shall also terminate.

f.

Any sublicense granted by LICENSEE to a SUBLICENSEE shall incorporate all of the terms and conditions of this AGREEMENT, which shall be binding upon each SUBLICENSEE as if such SUBLICENSEE were a party to this AGREEMENT.

g.

LICENSEE shall pay to LICENSOR Thirty-five Percent (35%) of any lump-sum fee or advance payment received by LICENSEE from any SUBLICENSEE. However, that amount may be reduced by an amount equal to the portion of the lump-sum fee or advance payment re-invested by LICENSEE in further research and development of the LICENSED TECHNOLOGY, but in no event shall LICENSEE pay LICENSOR less than Fifteen Percent (15%) of any lump-sum fee or advance payment. LICENSEE shall not receive from SUBLICENSEES anything of value in lieu of cash payments in consideration for any sublicense under this AGREEMENT, without the express prior written permission of LICENSOR. In addition, LICENSEE shall pay to LICENSOR a royalty on NET SALES under any sublicense which royalty rate shall be the greater of: (a) Fifty Percent (50.0%) of the royalty rate charged by LICENSEE on NET SALES by such SUBLICENSEE, or; (b) the same rate that would be due to LICENSOR from NET SALES by LICENSEE.

h.

LICENSEE shall promptly (a) provide LICENSOR with a copy of each sublicense granted by LICENSEE hereunder and any amendments thereto or terminations thereof; (b) collect and guarantee payment of all royalties due LICENSOR from SUBLICENSEES; and (c) summarize and deliver copies of all reports due to LICENSEE from SUBLICENSEES.

        4.2 All payments due hereunder shall be paid in full, without deduction of taxes or other fees which may be imposed by any government, except as otherwise provided in Paragraph 1.6(b).

        4.3 No multiple royalties shall be payable because any LICENSED PRODUCT, its manufacture, use, lease or sale are or shall be covered by more than one LICENSED TECHNOLOGY, PATENT RIGHTS patent application or PATENT RIGHTS patent licensed under this Agreement.

        4.4 Royalty payments shall be paid in United States dollars in Salt Lake City, Utah, or at such other place as LICENSOR may reasonably designate consistent with the laws and regulations controlling in any foreign country. For converting any Net Sales made in a currency other than United States Dollars, the parties will use the conversion rate published in the Wall Street Journal/Telegraphic Transfer Selling conversion rate reported by the Sumitomo Bank, Tokyo, or other industry standard conversion rate approved in writing by Licensor for the last day of the Calendar Quarter for which such royalty payment is due or, if the last day is not a business day, the closest preceding business day.

ARTICLE 5 — REPORTS AND RECORDS

        5.1 LICENSEE shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to LICENSOR hereunder. Said books of account shall be kept at LICENSEE’S principal place of business or the principal place of business of the appropriate division of LICENSEE to which this Agreement relates. Said books and the supporting data shall be open at all reasonable times for five (5) years following the end of the calendar year to which they pertain, to the inspection of LICENSOR or its agents for the purpose of verifying LICENSEE’S royalty statement or compliance in other respects with this Agreement. Should such inspection lead to the discovery of a greater than Five Percent (5%) discrepancy in reporting to LICENSOR’S detriment, LICENSEE agrees to pay the full cost of such inspection.

        5.2 LICENSEE shall deliver to LICENSOR true and accurate reports, giving such particulars of the business conducted by LICENSEE and its SUBLICENSEES under this Agreement as shall be pertinent to diligence under Article 3 and royalty accounting hereunder:

a.	before the first commercial sale of a LICENSED PRODUCT or LICENSED PROCESS, annually, on January 31 of each year; and

b.	after the first commercial sale of a LICENSED PRODUCT or LICENSED PROCESS, quarterly, within sixty (60) days after March 31, June 30, September 30 and December 31, of each year.

        5.3 These reports shall include at least the following: a.         number of LICENSED PRODUCTS manufactured, leased and sold by and/or for LICENSEE and all SUBLICENSEES; b. accounting for all LICENSED PROCESSES used or sold by and/or for LICENSEE and all SUBLICENSEES; c. accounting for NET SALES, noting the deductions applicable as provided in Paragraph 1.6; d. Royalties due under Paragraph 4.1(c); e. Running Royalties due under Paragraph 4.1(d); f. royalties due on other payments from SUBLICENSEES and assignees under paragraph 4.1(e), and (f); g. total royalties due; h. names and addresses of all SUBLICENSEES of LICENSEE; i. Copies of all sublicenses executed; j. the amount spent on product development; and k.. the number of full time equivalent employees working on the LICENSED TECHNOLOGY.

        5.4 Each report shall specify the University File number and/or the patent(s) or patent application(s) that apply to the LICENSED PRODUCTS and LICENSED PROCESSES being reported. Reports shall be signed by an officer of LICENSEE (or the officer’s designee). With each such report submitted, LICENSEE shall pay to LICENSOR the royalties and fees due and payable under this Agreement. If no royalties shall be due, LICENSEE shall so report.

        5.5 On or before the ninetieth (90th) day following the close of LICENSEE’S fiscal year, LICENSEE shall provide LICENSOR with LICENSEE’S consolidated financial statements for the preceding fiscal year including, at a minimum, a balance sheet and an income statement. Certified financial statements shall be provided after the company goes public.

        5.6 The amounts due under Articles 4 and 6 shall, if overdue, bear interest until payment at a per annum rate Two Percent (2%) above the Federal Reserve Board prime rate in effect. The payment of such interest shall not foreclose LICENSOR from exercising any other rights it may have as a consequence of the lateness of any payment.

ARTICLE 6 — PATENT PROSECUTION

        6.1 LICENSOR shall diligently prosecute and maintain PATENT RIGHTS with legal counsel of its choice, after consultation with LICENSEE. LICENSOR shall provide LICENSEE with copies of all relevant documentation and keep LICENSEE informed and apprized of the continuing prosecution. LICENSEE shall keep any such documentation and information confidential.

        6.2 LICENSEE shall reimburse LICENSOR for all costs and legal fees incurred by LICENSOR in the preparation, prosecution and maintenance of PATENT RIGHTS, including without limitation, any taxes on such patent rights, however, LICENSEE shall have the right to:

a.	to receive copies of all patent correspondence;

b.	to solicit, review and approve estimates and final billings from said patent attorneys for the above listed services;

c.	to review and provide comment on all correspondence from and all applications and draft responses to the patent office;

d.

to select the foreign countries in which patent applications shall be filed, prosecuted, and maintained, provided, however, that LICENSOR, at its own cost and expense, shall have the right to file, prosecute, maintain, and license patent applications/patents in a foreign country or countries in which LICENSEE does not elect to file;

e.

to elect whether and when to file divisionals, continuations, and continuations-in-part provided, however, that LICENSOR, at its own cost and expense, shall have the right to file, prosecute, maintain, and license said divisionals, continuations, and continuations-in-part if LICENSEE does not elect to file said divisionals, continuations, and/or continuations-in-part, in which case LICENSEE shall have no license rights or otherwise to those patents.

        6.3 Except at otherwise provided herein, payment of all fees and costs relating to the filing, prosecution and maintenance of the PATENT RIGHTS shall be the responsibility of LICENSEE, whether such fees and costs were incurred before or after the EFFECTIVE DATE. LICENSEE shall pay such fees and costs to LICENSOR within thirty (30) days of invoicing; late payments shall accrue interest and shall be subject to Paragraph 5.6.

        6.4 In the event the PATENT RIGHTS are licensed to an independent third party for a different field of use, LICENSEE’S will subsequently be responsible only for its pro-rata share of patent prosecution expenses as described in this Section 6. For example, if the total number of Licensees for PATENT RIGHTS is two, LICENSEE shall be obligated to pay 1/2 of all patent expenses.

ARTICLE 7 — CONFIDENTIALITY

        7.1 LICENSEE and LICENSOR acknowledge that either party may provide certain information to the other about the LICENSED TECHNOLOGY that is considered to be confidential. LICENSEE and LICENSOR shall take reasonable precautions to protect such confidential information. Such precautions shall involve at least the same degree of care and precaution that LICENSEE customarily uses to protect its own confidential information.

        7.2 LICENSEE acknowledges that LICENSOR is subject to the Utah Governmental Records Access and Management Act (“GRAMA”), Section 63-2-101 et seq., Utah Code Ann. (1953), as amended. Licensor shall keep confidential any information provided to Licensor by Licensee that Licensee considers confidential, to the extent allowable under GRAMA and as provided in Section 53B-16-301 et seq., Utah Code Ann. In order to be eligible for such protection under GRAMA, confidential information of Licensee disclosed to Licensor must be in written or other tangible form, marked as proprietary, and accompanied by a written claim by Licensee stating the reasons that such information must be kept confidential.

ARTICLE 8 — INFRINGEMENT

        8.1 LICENSEE shall inform LICENSOR promptly in writing of any alleged infringement of the LICENSED TECHNOLOGY by a third party and of any available evidence thereof.

        8.2 LICENSOR shall have the right, but shall not be obligated, to prosecute at its own expense all infringements of the LICENSED TECHNOLOGY and, in furtherance of such right, LICENSEE hereby agrees that LICENSOR may include LICENSEE as a party plaintiff in any such suit, without expense to LICENSEE. The total cost of any such infringement action commenced or defended solely by LICENSOR shall be borne by LICENSOR. Any recovery of damages by LICENSOR for such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of LICENSOR relating to such suit, and next toward reimbursement of LICENSOR for any payments under Article 4 past due or withheld and applied pursuant to this Article 8. The balance remaining from any such recovery shall be divided with Seventy-Five Percent (75%) going to the LICENSOR and Twenty-Five Percent (25%) going to LICENSEE.

        8.3 If within six (6) months after having been notified of an alleged infringement, LICENSOR shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if LICENSOR shall notify LICENSEE at any time prior thereto of its intention not to bring suit against any alleged infringer in the TERRITORY for the FIELD OF USE, then, and in those events only, LICENSEE shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the LICENSED TECHNOLOGY in the TERRITORY for the FIELD OF USE, and LICENSEE may, for such purposes, use the name of LICENSOR as party plaintiff; provided, however, that such right to bring such an infringement action shall remain in effect only during the EXCLUSIVE PERIOD. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of LICENSOR, which consent shall not unreasonably be withheld. LICENSEE shall indemnify LICENSOR against any order for costs that may be made against LICENSOR in such proceedings.

        8.4 In the event that LICENSEE shall undertake litigation for the enforcement of the LICENSED TECHNOLOGY, or the defense of the LICENSED TECHNOLOGY under Paragraph 8.5, LICENSEE may withhold up to Fifty Percent (50%) of the Running Royalty payments otherwise thereafter due LICENSOR under Article 4 hereunder and apply the same toward reimbursement of up to half of LICENSEE’S expenses, including reasonable attorneys’ fees, in connection therewith. Any recovery of damages by LICENSEE for each such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of LICENSEE relating to such suit, and next toward reimbursement of LICENSOR for any payments under Article 4 past due or withheld and applied pursuant to this Article 8. The balance remaining from any such recovery shall be divided with Twenty-five percent (25%) going to LICENSOR and Seventy-five percent (75%) going to LICENSEE.

        8.5 In the event that a declaratory judgment action alleging invalidity or noninfringement of any of the LICENSED TECHNOLOGY shall be brought against LICENSOR or LICENSEE, LICENSOR, at its option, shall have the right, within thirty (30) days after commencement of such action, to take over the sole defense of the action at its own expense. If LICENSOR shall not exercise this right, LICENSEE may take over the sole defense at LICENSEE’S sole expense, subject to Paragraph 8.4.

        8.6 In any infringement suit as either party may institute to enforce the LICENSED TECHNOLOGY pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

        8.7 LICENSEE, during the EXCLUSIVE PERIOD, shall have the sole right in accordance with the terms and conditions herein to sublicense any alleged infringer in the TERRITORY for the FIELD OF USE for future use of the LICENSED TECHNOLOGY. Any upfront fees as part of such a sublicense shall be shared equally between LICENSEE and LICENSOR; other revenues shall be treated per Article 4.

ARTICLE 9 — PRODUCT LIABILITY

        9.1 LICENSEE shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold LICENSOR, its trustees, directors, officers, employees and affiliates, harmless against all claims, proceedings, demands and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys’ fees, arising out of the death of or injury to any person or persons or out of any damage to property, resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the LICENSED PRODUCT(s) and/or LICENSED PROCESS(es) or arising from any obligation of LICENSEE hereunder.

        9.2 LICENSEE shall obtain and carry in full force and effect commercial, general liability insurance which shall protect LICENSEE and LICENSOR with respect to events covered by Paragraph 9.1 above. Such insurance shall be written by a reputable insurance company authorized to do business in the State of Utah, shall list LICENSOR as an additional named insured thereunder, shall be endorsed to include product liability coverage and shall require thirty (30) days written notice to be given to LICENSOR prior to any cancellation or material change thereof. The limits of such insurance shall not be less than Five Hundred Thousand ($500,000) per occurrence with an aggregate of One Million Dollars ($1,000,000) for personal injury including death; Five Hundred Thousand Dollars ($500,000) per occurrence with an aggregate of One Million Dollars ($1,000,000) for property damage; and Five Hundred Thousand Dollars ($500,000) per occurrence with an aggregate of One Million Dollars ($1,000,000) for errors and omissions. LICENSEE shall provide LICENSOR with Certificates of Insurance evidencing the same.

        9.3 EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT LICENSOR HAS MADE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL LICENSOR BE HELD RESPONSIBLE FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF THE USE OF PATENT RIGHTS, EVEN IF LICENSOR IS ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE 10 — EXPORT CONTROLS

        10.1 When required by local/national law, Licensee shall register this Agreement, pay all costs and legal fees connected therewith, and otherwise insure that the local/national laws affecting this Agreement are fully satisfied.

        10.2 Licensee shall comply with all applicable U.S. laws dealing with the export and/or management of technology or information. Licensee understands that the Arms Export Control Act (AECA), including its implementing International Traffic In Arms Regulations (ITAR,) and the Export Administration Act (EAA), including its Export Administration Regulations (EAR), are some (but not all) of the laws and regulations that comprise the U.S. export laws and regulations. Licensee further understands that the U.S. export laws and regulations include (but are not limited to): (1)  ITAR and EAR product/service/data-specific requirements; (2) ITAR and EAR ultimate destination-specific requirements; (3) ITAR and EAR end user-specific requirements; (4) ITAR and EAR end use-specific requirements; (5) Foreign Corrupt Practices Act; and (6) anti-boycott laws and regulations. Licensee will comply with all then-current applicable export laws and regulations of the U.S. Government (and other applicable U.S. laws and regulations) pertaining to the Licensed Product(s) and/or Licensed Method(s) (including any associated products, items, articles, computer software, media, services, technical data, and other information). Licensee certifies that it will not, directly or indirectly, export (including any deemed export), nor re-export (including any deemed re-export) the Licensed Product(s) and/or Licensed Method(s) (including any associated products, items, articles, computer software, media, services, technical data, and other information) in violation of U.S. export laws and regulations or other applicable U.S. laws and regulations. Licensee will include an appropriate provision in its agreements with its authorized Sublicensees to assure that these parties comply with all then-current applicable U.S. export laws and regulations and other applicable U.S. laws and regulations

ARTICLE 11 — NON-USE OF NAMES

        LICENSEE shall not use the names or trademarks of the University of Utah, LICENSOR, nor any adaptation thereof, nor the names of any of their employees, in any advertising, promotional or sales literature without prior written consent obtained from LICENSOR, or said employee, in each case, except to the extent permitted by University Policy and Procedures # 8-12.4(D)(3) or the University policy in effect at the time, and except that LICENSEE may state that it is licensed by LICENSOR under one or more of the patents and/or applications or rights comprising the LICENSED TECHNOLOGY.

ARTICLE 12 — ASSIGNMENT

        This Agreement is not assignable or otherwise transferable (including by operation of law, merger, or other business combination) by Licensee without the prior written consent of LICENSOR, which consent shall not be unreasonably withheld, so long as the assignee shall agree in writing to be bound by the terms and conditions hereof prior to such assignment. The failure of LICENSEE to comply with the terms of this paragraph shall be grounds for termination of the Agreement by LICENSOR under Paragraph 14.3. In the event that written consent is provided by LICENSOR, LICENSEE will pay to LICENSOR a non-refundable fee of Fifty Thousand Dollars ($50,000 USD) if the total transaction value is less than Fifteen Million US Dollars ($15,000,000 USD), One Hundred Thousand Dollars ($100,000) if the total transaction value is between Fifteen Million Dollars ($15,000,000 USD) and Thirty Million Dollars ($30,000,000), and One Hundred Fifty Thousand Dollars ($150,000 USD) if the total transaction value exceeds Thirty Million Dollars ($30,000,000 USD) upon the consummation of the assignment or transfer.

ARTICLE 13 — DISPUTE RESOLUTION

        13.1 Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with the Agreement, including any dispute relating to patent validity or infringement, which the parties shall be unable to resolve within sixty (60) days shall be mediated in good faith. The party raising such dispute shall promptly advise the other party of such claim, dispute or controversy in a writing which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party, and shall additionally have advised the other party in writing of the name and title of such representative. By not later than ten (10) business days after the date of such notice of dispute, the party against whom the dispute shall be raised shall select a mediator in the Salt Lake City area and such representatives shall schedule a date with such mediator for a mediation hearing. The parties shall enter into good faith mediation and shall share the costs equally. If the representatives of the parties have not been able to resolve the dispute within fifteen (15) business days after such mediation hearing, then any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, including any dispute relating to patent validity or infringement, shall be resolved by final and binding arbitration in Salt Lake City, Utah under the rules of the American Arbitration Association, or the Patent Arbitration Rules if applicable, then obtaining. The arbitrators shall have no power to add to, subtract from or modify any of the terms or conditions of this Agreement, nor to award punitive damages. Any award rendered in such arbitration may be enforced by either party in either the courts of Utah or in the United States District Court for the District of Utah, to whose jurisdiction for such purposes LICENSOR and LICENSEE each hereby irrevocably consents and submits. All costs and expenses, including reasonable attorneys’ fees, of the prevailing party in connection with arbitration of such controversy or claim shall be borne by the other party.

        13.2 Notwithstanding the foregoing, nothing in this Article shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

ARTICLE 14 — TERMINATION

14.1 If LICENSEE shall cease to carry on its business, this Agreement shall terminate upon notice by LICENSOR. 14.2 Should LICENSEE fail to make any payment whatsoever due and payable to LICENSOR hereunder, LICENSOR shall have the right to terminate this Agreement effective on sixty (60) days’ notice, unless LICENSEE shall make all such payments to LICENSOR within said sixty (60) day period. Upon the expiration of the sixty (60) day period, if LICENSEE shall not have made all such payments to LICENSOR, the rights, privileges and license granted hereunder shall automatically terminate.

        14.3 Upon any breach or default of this Agreement by LICENSEE (including, but not limited to, breach or default under Paragraph 3.3), other than those occurrences set out in Paragraphs 14.1 and 14.2 hereinabove, which shall always take precedence in that order over any breach or default referred to in this Paragraph 14.3, LICENSOR shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder effective on sixty (60) days’ notice to LICENSEE. Such termination shall become automatically effective unless LICENSEE shall have cured any such material breach or default prior to the expiration of the sixty (60) day period.

        14.4 LICENSEE shall have the right to terminate this Agreement at any time on six (6) months’ notice to LICENSOR, and upon payment of all amounts due LICENSOR through the effective date of the termination.

        14.5 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination; and Articles 1, 2.1, 4.2, 4.4, 9, 10, 11, 13, 14.5, 14.6, 16 and 17 shall survive any such termination. LICENSEE and any SUBLICENSEE thereof may, however, after the effective date of such termination, sell all LICENSED PRODUCTS, and complete LICENSED PRODUCTS in the process of manufacture at the time of such termination and sell the same, provided that LICENSEE shall make the payments to LICENSOR as required by Article 4 of this Agreement and shall submit the reports required by Article 5 hereof.

        14.6 Upon termination of this Agreement for any reason, any SUBLICENSEE not then in default shall have the right to seek a license from LICENSOR, LICENSOR agrees to negotiate such licenses in good faith under reasonable terms and conditions.

ARTICLE 15. INDEMNIFICATION BY LICENSEE

        LICENSEE shall indemnify, hold harmless and defend LICENSOR, the University of Utah, and their respective officers, employees and agents, against any and all claims, suits, losses, damages, costs, liabilities, fees and expenses (including reasonable fees of attorneys) resulting from or arising out of exercise of: (a) any license granted under this Agreement; or (b) any act, error, or omission of LICENSEE, its agents, employees, Affiliates, or Sublicensees, except where such claims, suits, losses, damages, costs, fees, or expenses result solely from the negligent acts or omissions, or willful misconduct of the LICENSOR, Sublicensees, Affiliates, its officers, employees or agents. LICENSEE shall give LICENSOR timely notice of any claim or suit instituted of which LICENSEE has knowledge that in any way, directly or indirectly, affects or might affect LICENSOR, and LICENSOR shall have the right at its own expense to participate in the defense of the same.

ARTICLE 16 — PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

        Any payments, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first class mail, return receipt requested, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party: In the case of LICENSOR:

      Director

      Technology Commercialization OfficeUniversity
of Utah615
Arapeen Dr., Suite 310Salt
Lake City, UT 84108

With a copy to:

      OFFICE OF GENERAL COUNSEL

      University of Utah309
Park Building

      Salt Lake City, Utah 84112

In the case of LICENSEE:

      Nu Skin International, Inc.Attention:
General Counsel75
West Center StreetProvo,
Utah 84601

ARTICLE 17 — MISCELLANEOUS PROVISIONS

        17.1 All disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the State of Utah, U.S.A., except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.

        17.2 The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument signed by the parties.

        17.3 The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

        17.4 LICENSEE agrees to mark the LICENSED PRODUCTS sold in the United States with all applicable United States patent numbers. All LICENSED PRODUCTS shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.

        17.5 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party. Any waiver must be in writing acknowledged by both parties.

        IN WITNESS WHEREOF, the parties have duly executed this Agreement the day and year set forth below.

"LICENSOR" "LICENSEE"

UNIVERSITY OF UTAH NU SKIN INTERNATIONAL, INC.RESEARCH
FOUNDATION

Signature: Signature:

Raymond Gesteland, PhD M. Truman Hunt Name: Name:

Title: President Title: CEO and President

Date: Date:

                                                                    APPENDIX A
                                                       PATENT RIGHTS on the EFFECTIVE DATE
                                                UNITED STATES PATENT RIGHTS

University of Utah Case No. U-2612: NONINVASIVE DETECTION AND MAPPING OF CHEMICAL SUBSTANCES IN THE SKIN AND SKIN-RELATED MALIGNANCIES
                                                            [Inventors: Nikita B. Katz, Paul S. Bernstein, Robert W. McClane and Werner
                                                            Gellermann]

Country                 Appl. No.               File Date   Patent No.  Issue Date  Status
US                      09/335,932              06/18/99    6,205,354               3/20/2001   Issued
PCT                     PCT/US00/07745          03/22/00                                                    Pending
JP                      504,288/2001                                                                                                Pending
JP                      306,408/2005 (Divisional)                                                                       Pending
EP                      1196088                                                                                         Pending
CA                      2,371,886               12/7/2001                                                   Pending
KR                      10-2001-7016066         12/14/2001                                                  Pending
University of Utah Case No. U-2970:                         METHOD AND SYSTEM FOR RAMAN CHEMICAL IMAGING OF CAROTENOIDS AND RELATED COMPOUNDS IN
                                                            LIVING HUMAN TISSUE

Country                 Appl. No.               File Date   Patent No.  Issue Date  Status
US                      10/040,883              1/7/2002    7,039,452   5/2/2006    Issued
PCT                     PCT/US02/41753          12/30/2002                                                  Pending
JP                      558,460/2003                        7/6/2004                                                    Pending
EP                      2797534.1               12/30/2003                                                  Pending